SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2007

CAREMARK RX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14200	63-1151076
(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800, Nashville, Tennessee	37201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01 Other Events

The purpose of this Form 8-K is to update the joint proxy statement/prospectus included in the Registration Statement on Form S-4, file No. 333-139470, filed by CVS Corporation (“CVS”) with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on January 19, 2007, and mailed by CVS and Caremark Rx, Inc. (“Caremark”) to their respective stockholders commencing on January 19, 2007. The information contained in this Form 8-K is incorporated by reference into the above-mentioned joint proxy statement/prospectus.

On March 8, 2007, after several days of negotiations and three telephonic meetings of the Caremark board of directors at which increasing the dividend was considered, Caremark and CVS agreed to increase the special cash dividend payable to Caremark stockholders promptly following closing of the merger with CVS to $7.50 per share from the previously announced $6.00 per share. After thorough consideration, on March 8, 2007, the Caremark board of directors declared a one-time special cash dividend in the amount of $7.50 per share of Caremark common stock (the “Cash Dividend”). The Cash Dividend will be paid at or promptly following the effective time of the merger to Caremark stockholders of record (as of the dividend record date, which is the date immediately preceding the closing date of the merger. Payment of the Cash Dividend is conditioned on the completion of the merger. In addition, adjustments will be made with respect to Caremark’s outstanding stock options to reflect the Cash Dividend. Caremark expects that the merger with CVS will be completed promptly after the receipt of the requisite approvals by Caremark’s and CVS’ shareholders.

For federal income tax purposes, Caremark and CVS intend to report the Cash Dividend as a dividend on IRS Form 1099-DIV. It is also expected that the Cash Dividend will be reported as having been received by holders of record of Caremark common stock on the record date for the Cash Dividend, which is the day immediately preceding the closing date of the merger, notwithstanding that, pursuant to the rules of the New York Stock Exchange, the Cash Dividend will be paid to holders of Caremark common stock as of the closing of the merger. Holders of Caremark common stock who sell or acquire Caremark common stock after the record date for the Cash Dividend should consult their tax advisors regarding the tax consequences of such sale or acquisition, including the allocation of the purchase price between the right to receive payment of the Cash Dividend and the Caremark common stock. Please refer to the joint proxy statement/prospectus for additional discussion regarding the federal income tax characterization and consequences of the Cash Dividend.

In addition, on March 8, 2007, CVS and Caremark announced that, consistent with (and in lieu of) the previously announced accelerated share repurchase program, the combined company will, after the closing of the merger, conduct a tender offer for 150 million shares, or such fewer shares as are validly tendered, of the combined company’s stock at a fixed price of $35 per share.

After reviewing and considering the merger with CVS, together with the increased special cash dividend of $7.50 per share of Caremark common stock, the Caremark board of directors also unanimously reaffirmed its recommendation that Caremark stockholders vote “FOR” the merger of Caremark and CVS at the Caremark special meeting.

Attached hereto as Exhibit 99.1 and incorporated herein by reference is a second amendment to the letter agreement, dated January 16, 2007, executed by Caremark and CVS to reflect the increase in the special cash dividend and post-closing tender offer.

On March 7, 2007, Express Scripts, Inc. (“Express Scripts”) announced an increase in the cash consideration to be paid in connection with its previously announced exchange offer to acquire all of the outstanding shares of Caremark common stock (the “Amended Offer”). In addition to paying $29.25 in cash and 0.426 shares of Express Scripts common stock for each share of the Company’s common stock outstanding, Express Scripts will pay an additional $0.00481 of cash per share per day beginning on April 1, 2007 through the earlier to occur of (a) the closing date of Express Scripts’ proposed acquisition of the Company or (b) 45 days after the date on which Express Scripts receives approval of the Federal Trade Commission for the proposed Express Scripts/Caremark combination. On March 7 and 8, 2007, the Caremark board of directors met telephonically to discuss the Amended Offer. After thoroughly reviewing the Amended Offer as set forth in Express Scripts’ exchange offer documents in consultation with outside legal and financial advisors, Caremark’s board of directors unanimously reaffirmed its determination that the Express Scripts proposal does not constitute, and is not reasonably likely to lead to, a “Superior Proposal” as defined in the Merger Agreement with CVS. Further, the Caremark board of directors unanimously reaffirmed its prior determination that the Express Scripts proposal does not meet the requisite standards established under the Merger Agreement with CVS for permitting Caremark to engage in discussions with Express Scripts and that engaging in discussions with Express Scripts is not in the best interests of the Company and its stockholders. The Caremark board of directors unanimously voted to recommend that the Caremark stockholders reject the Amended Offer from Express Scripts. Further, the Caremark board of directors authorized the filing of Amendment No. 2 to the Schedule 14D-9, originally filed with the SEC on January 24, 2007, and amended by Amendment No. 1, filed with the SEC on January 26, 2007 (as amended, the “Statement”), setting forth Caremark’s recommendation that the Caremark stockholders reject the Amended Offer and not tender their shares of Caremark common stock to Express Scripts in the Amended Offer and stating Caremark’s reasons for this position.

Attached hereto as Exhibit 99.2 and incorporated herein by reference is a press release issued by Caremark on March 8, 2007 relating to, among other things, the increase in the special cash dividend, the post-closing tender offer and Express Scripts’ Amended Offer.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

99.1	Second Amendment to Waiver Letter Agreement, dated March 8, 2007, between Caremark and CVS.

99.2	Press release, dated March 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREMARK RX, INC.

Date: March 8, 2007	By:	/s/ Peter J. Clemens IV
Name: Peter J. Clemens IV Title: Executive Vice President and Chief Financial Officer